DST Systems, Inc. Condensed Consolidated Balance Sheet (in millions, except share and per share amounts) (unaudited)
	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$90.3	$80.5
Funds held on behalf of clients	534.1	454.5
Client funding receivable	44.6	47.0
Accounts receivable	395.1	363.8
Other assets	112.3	91.9
	1,176.4	1,037.7

Investments	214.2	199.7
Unconsolidated affiliates	92.3	94.0
Properties, net	352.0	349.8
Intangible assets, net	221.2	283.1
Goodwill	805.7	799.1
Other assets	217.4	174.8
Total assets	$3,079.2	$2,938.2

Liabilities
Current liabilities
Current portion of debt	$68.8	$83.7
Client funds obligations	580.1	504.2
Accounts payable	73.4	101.2
Accrued compensation and benefits	103.7	137.9
Deferred revenues and gains	49.4	28.3
Income taxes payable	16.9	5.0
Other liabilities	115.8	111.0
	1,008.1	971.3

Long-term debt	537.9	537.1
Income taxes payable	77.8	75.0
Deferred income taxes	66.7	62.0
Other liabilities	49.8	51.6
Total liabilities	1,740.3	1,697.0

Commitments and contingencies (Note 11)

Stockholders’ Equity
Preferred stock, $0.01 par; 10 million shares authorized and unissued	—	—
Common stock, $0.01 par; 400 million shares authorized, 64.4 million shares issued	0.6	0.6
Additional paid-in capital	103.7	112.7
Retained earnings	1,560.7	1,489.3
Treasury stock (4.9 million and 5.1 million shares, respectively), at cost	(346.4)	(362.8)
Accumulated other comprehensive income	20.3	1.4
Total stockholders’ equity	1,338.9	1,241.2
Total liabilities and stockholders’ equity	$3,079.2	$2,938.2

The accompanying notes are an integral part of these financial statements.

DST Systems, Inc. Condensed Consolidated Statement of Income (in millions, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating revenues	$538.2	$379.8
Out-of-pocket reimbursements	37.2	25.7
Total revenues	575.4	405.5

Costs and expenses	464.6	326.4
Depreciation and amortization	31.4	23.2
Operating income	79.4	55.9

Interest expense	(7.5)	(5.9)
Other income, net	7.6	193.0
Equity in earnings of unconsolidated affiliates	4.0	19.2
Income from continuing operations before income taxes and non-controlling interest	83.5	262.2

Income taxes	22.1	18.1
Income from continuing operations before non-controlling interest	61.4	244.1

Income from discontinued operations, net of tax	—	2.9
Net income	61.4	247.0

Net (income) loss attributable to non-controlling interest	—	(0.6)
Net income attributable to DST Systems, Inc.	$61.4	$246.4

Weighted average common shares outstanding	59.4	63.1
Weighted average diluted shares outstanding	60.2	63.9

Basic earnings per share:
Continuing operations attributable to DST Systems, Inc.	$1.03	$3.86
Discontinued operations	—	0.05
Basic earnings per share	$1.03	$3.91

Diluted earnings per share:
Continuing operations attributable to DST Systems, Inc.	$1.02	$3.81
Discontinued operations	—	0.04
Diluted earnings per share	$1.02	$3.85

Cash dividends per share of common stock	$—	$0.18

The accompanying notes are an integral part of these financial statements.

DST Systems, Inc. Condensed Consolidated Statement of Comprehensive Income (in millions) (unaudited)
	Three Months Ended
	March 31,
	2018	2017
Net income attributable to DST Systems, Inc.	$61.4	$246.4

Adoption of accounting standard (ASU 2016-01)	(0.9)	—

Other comprehensive income (loss), net of tax and reclassifications to earnings, derived from:
Available-for-sale securities	—	(88.2)
Cash flow hedges	—	0.2
Foreign currency translation	19.8	46.2
Other comprehensive income (loss), net of tax	19.8	(41.8)

Comprehensive income	$80.3	$204.6

The accompanying notes are an integral part of these financial statements.

DST Systems, Inc. Condensed Consolidated Statement of Changes in Stockholders’ Equity (in millions) (unaudited)
	Common Stock					Accumulated Other Comprehensive Income (Loss)
	Shares Outstanding	Par Value	Additional Paid-in Capital	Retained Earnings	Treasury Stock		Total Stockholders’ Equity
December 31, 2016	64.0	$0.8	$129.2	$2,379.2	$(1,410.6)	$16.6	$1,115.2
Comprehensive income:
Net income attributable to DST Systems, Inc.	—	—	—	246.4	—	—	246.4
Other comprehensive loss	—	—	—	—	—	(41.8)	(41.8)
Dividends	—	—	—	(11.0)	—	—	(11.0)
Amortization of share based compensation	—	—	6.2	—	—	—	6.2
Issuance of common stock	0.3	—	(17.0)	—	18.2	—	1.2
Repurchase of common stock	(1.3)	—	—	—	(88.3)	—	(88.3)
Other	—	—	—	0.1	—	—	0.1
March 31, 2017	63.0	$0.8	$118.4	$2,614.7	$(1,480.7)	$(25.2)	$1,228.0

	Common Stock					Accumulated Other Comprehensive Income
	Shares Outstanding	Par Value	Additional Paid-in Capital	Retained Earnings	Treasury Stock		Total Stockholders’ Equity
December 31, 2017	59.3	$0.6	$112.7	$1,489.3	$(362.8)	$1.4	$1,241.2
Adoption of accounting standards	—	—	—	10.0	—	(0.9)	9.1
January 1, 2018	59.3	0.6	112.7	1,499.3	(362.8)	0.5	1,250.3
Comprehensive income:
Net income attributable to DST Systems, Inc.	—	—	—	61.4	—	—	61.4
Other comprehensive income	—	—	—	—	—	19.8	19.8
Amortization of share based compensation	—	—	10.7	—	—	—	10.7
Issuance of common stock	0.3	—	(19.7)	—	22.2	—	2.5
Repurchase of common stock	(0.1)	—	—	—	(5.8)	—	(5.8)
March 31, 2018	59.5	$0.6	$103.7	$1,560.7	$(346.4)	$20.3	$1,338.9

The accompanying notes are an integral part of these financial statements.

DST Systems, Inc. Condensed Consolidated Statement of Cash Flows (in millions) (unaudited)
	Three Months Ended
	March 31,
	2018	2017
Cash flows — operating activities:
Net income	$61.4	$247.0
Less: income from discontinued operations	—	2.9
Income from continuing operations	61.4	244.1
Depreciation and amortization	31.4	23.2
Net gains on investments	(7.5)	(141.3)
Gain recognized on step-up of unconsolidated affiliates	—	(43.8)
Amortization of share-based compensation	10.7	6.2
Equity in earnings of unconsolidated affiliates	(4.0)	(19.2)
Cash dividends from unconsolidated affiliates	1.9	—
Deferred income taxes	3.0	3.5
Changes in accounts receivable	(25.1)	(5.9)
Changes in other assets	(8.0)	(12.0)
Changes in client funds obligations	(2.4)	(17.9)
Changes in client funding receivable	2.4	17.9
Changes in accounts payable and accrued liabilities	(21.5)	(15.1)
Changes in income taxes payable	16.0	12.0
Changes in deferred revenues and gains	2.5	7.4
Changes in accrued compensation and benefits	(33.8)	(66.6)
Other, net	(2.1)	(1.2)
Net cash provided from (used in) continuing operating activities	24.9	(8.7)
Net cash used in discontinued operating activities	—	(13.8)
Net cash provided from (used in) operating activities	24.9	(22.5)

Cash flows — investing activities:
Cash paid for capital expenditures	(23.1)	(14.9)
Investments in securities	—	(53.3)
Proceeds from unconsolidated affiliates	—	32.0
Proceeds from sales/maturities of investments	25.7	61.2
Proceeds from sale of properties	—	0.8
Acquisition of businesses, net of cash and cash equivalents acquired	—	(38.9)
Other, net	2.7	—
Net cash provided from (used in) continuing investing activities	5.3	(13.1)
Net cash used in discontinued investing activities	—	(0.5)
Net cash provided from (used in) investing activities	5.3	(13.6)

Cash flows — financing activities:
Proceeds from issuance of common stock	2.5	1.0
Principal payments on debt	(0.3)	(0.2)
Net borrowings on revolving credit facilities	—	187.0
Net borrowings (repayments) on accounts receivable securitization program	(14.9)	6.5
Net change in client funds obligations	78.3	(115.9)
Common stock repurchased	(5.8)	(84.5)

The accompanying notes are an integral part of these financial statements.

	Three Months Ended
	March 31,
	2018	2017
Payment of cash dividends	—	(11.0)
Other, net	—	0.8
Net cash provided from (used in) continuing financing activities	59.8	(16.3)
Net cash used in discontinued financing activities	—	(0.1)
Net cash provided from (used in) financing activities	59.8	(16.4)

Effect of exchange rates on cash and cash equivalents	1.8	—
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents, including cash within assets held for sale	91.8	(52.5)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	533.8	703.1
Cash, cash equivalents and restricted cash and cash equivalents, end of period	625.6	650.6

Less: cash, cash equivalents and restricted cash and cash equivalents held for sale	—	4.9
Cash, cash equivalents and restricted cash and cash equivalents of continuing operations, end of period	$625.6	$645.7

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$90.3	$260.4
Funds held on behalf of clients	527.1	376.8
Current other assets	8.2	8.5
	$625.6	$645.7

The accompanying notes are an integral part of these financial statements.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.  Summary of Accounting Policies

The Condensed Consolidated Financial Statements of DST Systems, Inc. and consolidated subsidiaries (“we,” “our,” “us,” the “Company” or “DST”) included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission.  The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”).  Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to enable a reasonable understanding of the information presented.  These Condensed Consolidated Financial Statements should be read in conjunction with our audited financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

On April 16, 2018, DST completed its previously announced merger with SS&C Technologies Holdings, Inc., a Delaware corporation (“SS&C”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 11, 2018 (the “Merger Agreement”), by and among the Company, SS&C and Diamond Merger Sub, Inc. a Delaware corporation and an indirect wholly owned subsidiary of SS&C (“Merger Sub”) providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”). Upon consummation of the Merger, the Company became a wholly owned indirect subsidiary of SS&C, surviving as the surviving company.  Under the terms of the agreement, SS&C purchased DST in an all-cash transaction for $84.00 per share plus the assumption of debt.

During the first quarter of 2018, we identified and corrected an error related to the classification of certain contractual repayments from a customer. Certain repayments were previously included within the balance of intangible assets acquired and should have been classified as receivable from customer.  In addition, we adjusted contractual repayments to appropriately classify these assets as short-term assets and long-term assets.  Accordingly, the correction resulted in a decrease in Intangible assets of $57.6 million, an increase in Other current assets of $10.9 million, an increase in Other long-term assets of $46.4 million and a decrease in Other liabilities of $1.5 million on the Condensed Consolidated Balance Sheet as of March 31, 2018.   The cumulative effect of the reclassifications on the Condensed Consolidated Statement of Income, Condensed Consolidated Statement of Comprehensive Income, Condensed Consolidated Statement of Changes in Stockholders’ Equity and Condensed Consolidated Statement of Cash Flows for the three months ending March 31, 2018 was immaterial. We determined that this error was not material to any of the prior annual and quarterly consolidated financial statements based upon quantitative and qualitative factors, and therefore, amendments of previously filed reports were not required.

In the opinion of management, the accompanying unaudited Condensed Consolidated Financial Statements contain all adjustments necessary to fairly state the consolidated financial position and the results of operations, comprehensive income, changes in stockholders’ equity and cash flows for the periods presented.  The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the results to be expected for the full year 2018.

Recently Adopted Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued guidance which requires the statement of cash flows to explain changes during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.  The guidance became effective January 1, 2018 and required retrospective application.  We included balances restricted for use within our Funds held on behalf of clients and Current other assets that meet the definition of cash and cash equivalents in the beginning and end of period balances in the Consolidated Statement of Cash Flows for the three months ended March 31, 2018 and 2017.

In January 2016, the FASB issued guidance which updates the reporting model for certain financial instruments, including the requirement for equity investments (except those accounted for under the equity method of accounting or those that result in

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income.  The guidance became effective January 1, 2018 and required a cumulative-effective adjustment as of the beginning of the fiscal year of adoption.  Beginning January 1, 2018, we began measuring our equity investments that were previously accounted for under the cost method of accounting at fair value and began recognizing all realized and unrealized investment gains and losses in income.  Equity securities that do not have readily determinable fair values and do not qualify for the practical expedient to measure the investment using a net asset value per share are recorded at cost, less impairment, adjusted for observable price changes in orderly transactions for an identical or similar investment of the same issuer.  At each reporting period, we will assess if these investments continue to qualify for this measurement alternative.  Impairment will be recorded when there is evidence that the expected fair value of the investment has declined to below the recorded cost.  We recorded a $24.0 million increase in beginning Stockholders’ equity upon adoption of this accounting guidance.  Adoption of this accounting guidance impacted the comparability of our Condensed Consolidated Balance Sheet and Condensed Consolidated Statement of Income for the interim periods presented as prior periods were not required to be adjusted. For periods prior to January 1, 2018, our equity securities classified as available-for-sale were stated at fair value with unrealized gains and losses reported as a separate component of Accumulated other comprehensive income, net of tax, and our private equity and non-marketable equity investments were accounted for under the cost or equity method.

In May 2014, the FASB issued ASU, Revenue from Contracts with Customers (Topic 606).  ASC 606 supersedes the revenue recognition requirements in ASC 605 and 985 and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  We adopted ASC 606 as of January 1, 2018 using the modified retrospective transition method.  See Note 2, “Revenue” for further details.

Accounting Pronouncements Pending Adoption

In February 2016, the FASB issued guidance which requires lessees to reflect most leases on their balance sheet as assets and obligations.  The guidance is effective January 1, 2019 with early adoption permitted.  The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.  We are currently evaluating the standard and the impact it will have on our consolidated financial statements and related disclosures, however we expect that the most significant changes will be related to the recognition of right-of-use assets and lease liabilities in our Condensed Consolidated Balance Sheet, with no material impact to our Condensed Consolidated Statement of Income.

2.   Revenue

On January 1, 2018, we adopted ASC 606 using the modified retrospective method for those contracts which were not completed as of the date of adoption.  Results for reporting periods beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with ASC 605 and 985.

We recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled.  A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account for revenue recognition.  A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For revenue recognition purposes, we separate arrangements to provide computer processing and services (“service arrangements”) and arrangements to provide software licenses (“license arrangements”).

The most significant impact of the standard relates to the timing of revenue recognition for arrangements involving fees for up-front services.  Under ASC 606, the majority of our up-front services are not considered a separate performance obligation and therefore we are required to recognize these revenues over the primary service which results in recognition over the term of the

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

arrangement for service model contracts.  We recorded a net decrease to retained earnings of $18.5 million, or $14.9 million net of tax, as of January 1, 2018 due to the cumulative impact of adopting ASC 606.

The impact of adoption of ASC 606 on our Condensed Consolidated Statement of Income during the three months ended March 31, 2018 was a $1.3 million increase to revenue.

The impact of adoption of ASC 606 on our Condensed Consolidated Balance Sheet was as follows (in millions):

Three Months Ended
March 31,
2018
Assets
Accounts receivable	$2.3
Other current assets	(0.1)
Unconsolidated affiliates	(3.8)
Total assets	$(1.6)

Liabilities
Other current liabilities	$0.5
Deferred revenue current	11.7
Deferred revenue long-term	4.6
Deferred tax liabilities	(3.5)
Total liabilities	$13.3

Revenue Recognition

Service arrangements

We primarily offer service arrangements in which we utilize our own software to offer comprehensive fund administration services for alternative investment managers, including fund manager services, transfer agency services, funds-of-funds services, tax processing and accounting.  We also offer subscription-based on-demand software applications that are managed and hosted at our facilities.  The software-enabled services arrangements provide an alternative for clients who do not wish to install, run and maintain complicated financial software.  Under these arrangements, the client does not have the right to take possession of the software, rather, we agree to provide access to our applications, remote use of our equipment to process transactions, access to client’s data stored on its equipment, and connectivity between its environment and the client’s computing systems.

In service arrangements, our performance obligation is a stand-ready obligation to provide various goods and services at the customer’s request.  Individual goods and services provided are not distinct in the context of the contract because all of the services are highly integrated and interrelated and represent the combined output of providing the primary service for which the customer has contracted, which is ongoing hosted computer processing services.  This includes activities performed at the beginning of the contract related to onboarding the customer and implementing the software solution. Our stand-ready performance obligation is a series whereas each day of providing services is distinct.  Each period of service is satisfied over time because customers simultaneously receive and consume the benefits as we perform.

Fees for service arrangements are billed to the customer at periodic intervals as we provide services.  Fees can be unit based (e.g., based on transactions or accounts) or can be fixed fees paid annually or in periodic installments. In some cases, we pay or receive a fee at the beginning of the contract related to implementation services.  Variable fees are allocated to the distinct

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

period of service to which they relate.  These variable payments relate specifically to our efforts to perform the services in the period in which the fee applies.  This variability is solely attributed to and resolved as a result of the transfer of these services; these fees are independent of the transfer of past or future goods or services.  These fees meet the allocation objective of the standard because they represent the amount of consideration we are entitled to for these services.  Fixed fees are recognized over the contract term as we perform.  Amounts owed to customers as a result of performance guarantees or service level agreements are estimated and recognized as an adjustment to revenue at each reporting period.  When cash is collected in advance of our service being provided, a contract liability (deferred revenue) is recognized.  We generally do not have payment terms from customers that extend beyond one year, and as such will apply the practical expedient not to adjust the transaction price for the effects of significant financing components.

License arrangements

We generate revenues in the form of software license fees and related maintenance and services fees.  License fees include perpetual license fees and term license fees which differ mainly in the duration over which the customer benefits from the software.  Maintenance and services primarily consist of fees for maintenance services (including support and unspecified upgrades and enhancements when and if they are available) and to a lesser extent professional services which focus on both deployment and training our customers to fully leverage the use of its products although the user can benefit from the software without our assistance.

In license arrangements, we provide customers with a right to use our intellectual property as it exists when the license is granted.  Our software has significant standalone functionality, and therefore our software licenses are functional in nature and are transferred to the customer at a point in time.  We also provide other goods and services in license arrangements, such as implementation services, ongoing services, and maintenance which are distinct from the software license.  The other services that we provide do not significantly modify or customize the license, and our customers can benefit from the license with little or no specific configuration.  Control of the software license transfers to our customers when the license is made available to them.

Fees for licenses consist of variable rate fees based on usage of the software licensed, contractual minimums, and/or fixed license fees that are paid annually or in periodic installments. Contracts containing fixed minimums or fixed license fees result in unbilled accounts receivable because we recognize revenue related to the license upfront when the license has been transferred to the customer.  In addition, in some license arrangements, we receive payment for the license upfront before the license has been transferred to the customer.  This results in contract liabilities as we recognize revenue when the license has been transferred to the customer.

The total transaction price is allocated to performance obligations in license arrangements based on relative standalone selling prices.  We determine the standalone selling price of distinct services based on the price when sold separately, maximizing the use of observable information.  Sales- and usage-based fees, which are common in our license arrangements, are recognized when the sale or usage occurs.  The transaction price allocated to the license will be recognized at a point in time when the license is transferred to the customer; transaction price allocated to maintenance and other services will be recognized as we perform over time.

Out-of-pocket reimbursements

Reimbursements received for “out-of-pocket” (“OOP”) expenses, such as postage and telecommunications charges, are recorded as revenue on an accrual basis.  Because these additional revenues are offset by the reimbursable expenses incurred, they have minimal impact on income from operations and net income.  These amounts are recognized gross because we obtain control of the combined performance obligation of which they are a part, the ongoing hosted computer processing service,

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

before it is transferred to the customer.  For each segment, total revenues are reported in two categories, operating revenues and OOP reimbursements.  OOP expenses are included in costs and expenses.

Taxes assessed by governmental authorities

The Company records revenue net of any taxes assessed by governmental authorities.

Accounts receivable

Accounts Receivable is primarily comprised of billed and unbilled customer trade receivables for which we have an unconditional right to consideration, net of an allowance for doubtful accounts.

We also have a $132.7 million customer receivable as of March 31, 2018 related to advances made to a customer under the terms of a long-term agreement in which we also expanded services provided to the customer.  Repayment of the advances is accounted for as a loan and is due in equal monthly installments on a straight-line basis over twelve years which began in January 2017.  As of March 31, 2018, $10.9 million of this receivable is included in Other assets, current and $121.8 million is included in Other Assets, non-current on the Condensed Consolidated Balance Sheet.

Deferred Revenue

Deferred revenue generally results from fees charged for up-front onboarding of the customer and implementations in connection with service arrangements, as well as cash received in advance of services provided.  The following table summarizes the changes in the deferred revenue for the three months ended March 31, 2018 (in millions):

Deferred Revenue
Balance, January 1, 2018	$49.8
Cash and billings received in advance of services	57.4
Revenues recognized	(49.0)
Balance, March 31, 2018	$58.2

Revenue Disaggregation

Information concerning the revenues of principal geographic areas is as follows (in millions):

	Three Months Ended
	March 31,
	2018	2017
Revenues:(1)
U.S.	$417.7	$366.3
International
U.K.	134.2	25.4
Canada	4.7	4.1
Australia	8.4	6.0
Others	10.4	3.7
Total international	157.7	39.2
Total revenues	$575.4	$405.5

_______________________________________________________________________

(1)	Revenues are attributed to countries based on location of the client.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Costs and expenses

Costs and expenses include all costs, excluding depreciation and amortization, incurred to produce revenues.  We believe that the nature of our business as well as our organizational structure, in which virtually all officers and associates have operational responsibilities, does not allow for a meaningful segregation of selling, general and administrative costs.  These costs, which we believe to be immaterial, are also included in costs and expenses. Substantially all depreciation and amortization is directly associated with the production of revenues.

Capitalization of costs to obtain a contract, notably sales commissions earned when contracts are signed, is required.  For contracts that have a duration of less than one year, we have elected the practical expedient to expense these costs as incurred.  We also evaluated whether any costs to fulfill a contract would be capitalized, but concluded that the costs that we incur that relate to customer contracts either are recognized in our financial statements in accordance with other authoritative guidance, or do not generate or enhance assets that we use to satisfy our performance obligations.

3.   Discontinued Operations

During the second quarter of 2017, we completed the sale of our United Kingdom Customer Communications business for cash consideration of approximately $43.6 million.  We have classified the results of the business sold as discontinued operations in our Condensed Consolidated Statement of Income and Statement of Cash Flows for the three months ended March 31, 2017.  The following table summarizes the financial results of discontinued operations which are presented as Income from discontinued operations, net of tax on our Condensed Consolidated Statement of Income for the three months ended March 31, 2017 (in millions):

Three Months Ended
March 31,
2017
Operating revenues	$39.4
Out-of-pocket reimbursements	9.3
Total revenues	48.7

Costs and expenses	44.8
Depreciation and amortization	—
Operating income	3.9

Equity in earnings of unconsolidated affiliates	0.1
Income before income taxes	4.0

Income taxes	1.1
Income from discontinued operations, net of tax	$2.9

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

4.  Investments

Investments are as follows (in millions):

	Carrying Value
	March 31, 2018	December 31, 2017
Partnership interests in private equity funds	$122.2	$91.3
Marketable equity securities	44.4	45.4
Non-marketable equity securities	33.5	33.5
Seed capital investments	11.9	12.1
Other investments	2.2	17.4
Total investments	$214.2	$199.7

The value of our partnership interests in private equity funds increased from December 31, 2017 to March 31, 2018 primarily due to the adoption of new accounting standards in the first quarter of 2018 requiring these investments, excluding certain funds accounted for under the equity method of accounting, to be measured at fair value with changes in fair value recognized in net income.  The decrease in value of other investments from December 31, 2017 to March 31, 2018 was primarily due to the collection of a note receivable in the first quarter of 2018.  We recorded a partial allowance on the note receivable in prior years, resulting in a $6.6 million gain in Other income, net in the first quarter of 2018 as a result of the collection of the full outstanding note receivable.

5.  Unconsolidated Affiliates

Investments in unconsolidated affiliates are as follows (in millions):

		Carrying Value
	Ownership Percentage	March 31, 2018	December 31, 2017
International Financial Data Services L.P.	50%	$43.9	$45.7
Unconsolidated real estate and other affiliates		48.4	48.3
Total		$92.3	$94.0

Equity in earnings of unconsolidated affiliates are as follows (in millions):

	Three Months Ended
	March 31,
	2018	2017
International Financial Data Services L.P.	$2.1	$12.0
International Financial Data Services U.K.	—	0.9
Boston Financial Data Services, Inc.	—	3.6
Unconsolidated real estate and other affiliates	1.9	2.7
Total	$4.0	$19.2

In March 2017, we acquired State Street’s 50% ownership interests in BFDS and IFDS U.K., which resulted in control and consolidation of the entities. Our investment balances in these joint ventures were eliminated through the acquisition method of accounting on the date of acquisition, which resulted in a gain of $56.0 million related to BFDS and a loss of $12.2 million related to IFDS U.K, which are included in Other income, net in the Condensed Consolidated Statement of Income.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Immediately prior to our acquisitions of the remaining interests in IFDS U.K. and BFDS, IFDS L.P. made cash and asset distributions to both DST and State Street, which resulted in realized gains on the step-up of certain investments and real estate assets.  Our proportionate share of the realized gains was $10.2 million and is included in Equity in earnings of unconsolidated affiliates in the Condensed Consolidated Statement of Income for the three month period ended March 31, 2017.

In the first quarter of 2018, our investment in IFDS L.P. was reduced by $3.8 million related to their adoption of the new revenue accounting standard.

6.  Fair Value Measurements

Authoritative accounting guidance on fair value measurements establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of March 31, 2018 and December 31, 2017, we held certain investment assets and certain liabilities that are required to be measured at fair value on a recurring basis.  These investments include our money market funds, partnership interests in private equity funds, marketable equity securities and seed capital investments.  Investments for which we have elected net asset value as a practical expedient for fair value and investments measured using the fair value measurement alternative are excluded from the table below.  Fair value for deferred compensation liabilities that are credited with deemed gains or losses of the underlying hypothetical investments, primarily equity securities, have been classified as Level 1 in the tables below.  In addition, we have interest rate and foreign currency derivative instruments that are required to be reported at fair value.  Fair value for the derivative instruments was determined using inputs from quoted prices for similar assets and liabilities in active markets that are directly or indirectly observable.  Accordingly, our derivative instruments have been classified as Level 2 in the tables below.

The following tables present assets and liabilities measured at fair value on a recurring basis (in millions):

		Fair Value Measurements at Reporting Date Using
	March 31, 2018	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds (1)	$342.2	$342.2	$—	$—
Marketable equity securities (2)	44.3	44.3	—	—
Seed capital investments (2)	11.9	11.9	—	—
Deferred compensation liabilities (3)	(31.5)	(31.5)	—	—
Derivative instruments (3)	(0.2)	—	(0.2)	—
Total	$366.7	$366.9	$(0.2)	$—

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

		Fair Value Measurements at Reporting Date Using
	December 31, 2017	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market funds (1)	$180.0	$180.0	$—	$—
Equity securities (2)	45.4	45.4	—	—
Seed capital investments (2)	12.1	12.1	—	—
Deferred compensation liabilities (3)	(33.6)	(33.6)	—	—
Derivative instruments (3)	(0.1)	—	(0.1)	—
Total	$203.8	$203.9	$(0.1)	$—

_____________________________________________________

(1)	Included in Cash and cash equivalents, Funds held on behalf of clients, and Other current assets on the Condensed Consolidated Balance Sheet.

(2) Included in Investments on the Condensed Consolidated Balance Sheet.

(3) Included in Other assets and liabilities on the Condensed Consolidated Balance Sheet.

The carrying amount of our non-marketable equity securities was $33.5 million as of March 31, 2018.  We have not become aware of any information indicative of fair value impairments or adjustments to the carrying value of our non-marketable equity securities as of March 31, 2018.

We have partnership interests in various private equity funds that are not included in the tables above.  Our investments in private equity funds were $122.2 million and $91.3 million as of March 31, 2018 and December 31, 2017, respectively.  As of December 31, 2017, $83.7 million of our investments in private equity funds were accounted for under the cost method of accounting and $7.6 million of our investments in private equity funds were accounted for under the equity method of accounting based on the fair value of the underlying investments.   Beginning January 1, 2018, new accounting guidance requires us to measure non-marketable equity securities and private equity funds, previously accounted for under the cost method of accounting, at fair value.  As of March 31, 2018, we had $114.6 million of investments in private equity funds measured using net asset value as a practical expedient for fair value and $7.6 million of investments in private equity funds that were accounted for under the equity method of accounting based on the fair value of the underlying investments.

Our investments in private equity funds represent underlying investments in domestic and international markets across various industry sectors, wherein 78 % and 76% of the value of our investments in private equity funds as of March 31, 2018 and December 31, 2017, respectively, was concentrated in one fund primarily invested in the energy sector.  We have no management rights associated with our partnership interests in this fund and withdrawals from this fund are subject to general partner consent.  This fund has a termination date in 2019 with an optional two year extension at the discretion of the general partner.  We expect to receive distributions from this fund upon liquidation of the underlying investments over the next several years.  We had no unfunded commitments related to this fund.  Future capital commitments related to our other private equity fund investments was approximately $2.5 million as of March 31, 2018.

Generally, our investments in private equity funds are non-transferable or are subject to long holding periods, and withdrawals from the private equity firm partnerships are typically not permitted. Even when transfer restrictions do not apply, there is generally no public market for the securities. Therefore, we may not be able to sell the securities at a time when we desire to do so. We may not always be able to sell those investments at the same or higher prices than we paid for them.  As of March 31, 2018, we did not have plans to sell any of these investments.  The maximum risk of loss related to these private equity fund investments is limited to the carrying value of its investments in the entities plus any future capital commitments which include future commitments that the Company believes are unlikely to be called by the general partner.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

7.  Goodwill

The following table summarizes the changes in the carrying amount of goodwill for the three months ended March 31, 2018, by segment (in millions):

	December 31, 2017	Acquisitions	Disposals	Other	March 31, 2018
Domestic Financial Services	$415.4	$—	$—	$(0.2)	$415.2
International Financial Services	228.7	—	—	6.8	235.5
Healthcare Services	155.0	—	—	—	155.0
Total	$799.1	$—	$—	$6.6	$805.7

Other changes for the period ended March 31, 2018 primarily relate to foreign currency translation adjustments.

8.  Debt

We are obligated under notes and other indebtedness as follows (in millions):

	March 31, 2018	December 31, 2017
Accounts receivable securitization program	$—	$14.9
Senior notes	575.0	575.0
Other indebtedness	31.7	30.9
	606.7	620.8
Less current portion of debt	68.8	83.7
Long-term debt	$537.9	$537.1

Accounts receivable securitization program

We securitize certain of our domestic accounts receivable through an accounts receivable securitization program with a third-party bank.  During the three months ended March 31, 2018, there were $329.8 of total proceeds received from the accounts receivable securitization program compared to $148.0 million of total proceeds received during the three months ended March 31, 2017. During the three months ended March 31, 2018 and 2017, total repayments under the program were approximately $344.7 million and $141.5 million, respectively. Total proceeds and total repayments comprise the net cash flows presented within the financing section of the Condensed Consolidated Statement of Cash Flows.  This program was terminated upon consummation of the Merger.

Revolving credit facilities

Our syndicated credit facility provides for revolving unsecured credit in an aggregate principal amount of up to $850.0 million.  There were no amounts outstanding under this syndicated credit facility at March 31, 2018 and December 31, 2017.

During the three months ended March 31, 2018 and 2017, total proceeds from our revolving credit facilities were approximately $71.1 million and $526.3 million, respectively, and total repayments were approximately $71.1 million and $339.3 million, respectively, which comprise the net cash flows presented within the financing section of the Condensed Consolidated Statement of Cash Flows.  All outstanding credit facilities were terminated upon consummation of the Merger.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Senior Notes

Subsequent to the Merger, our 2010 and 2017 privately placed senior notes (collectively, the “Senior Notes”), with aggregate outstanding balances of $575.0 million at both March 31, 2018 and December 31, 2017, were repaid.  In accordance with the agreements for the Senior Notes, the early prepayment resulted in a make-whole payment of $24.9 million to the note holders.

Fair value

Based upon the borrowing rates currently available to us for indebtedness with similar terms and average maturities, the carrying value of long-term debt, with the exception of the Senior Notes, and outstanding mortgages, is considered to approximate fair value.  The estimated fair values of the Senior Notes and outstanding mortgage were derived principally from quoted prices for similar financial instruments (Level 2 in the fair value hierarchy).

As of March 31, 2018 and December 31, 2017, the carrying values and estimated fair values of the fixed rate debt were as follows (in millions):

	March 31, 2018		December 31, 2017
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
2010 Senior notes - Series C	$65.0	$65.4	$65.0	$65.7
2010 Senior notes - Series D	160.0	165.7	160.0	167.4
2017 Senior notes - Series A	35.0	34.1	35.0	34.6
2017 Senior notes - Series B	105.0	102.0	105.0	104.0
2017 Senior notes - Series D	105.0	101.8	105.0	104.5
2017 Senior notes - Series E	50.0	48.1	50.0	49.6
2017 Senior notes - Series F	55.0	52.4	55.0	54.1
U.K. mortgage	29.4	29.7	28.4	28.8
U.S. mortgage	4.3	4.3	4.4	4.4
Total	$608.7	$603.5	$607.8	$613.1

9.  Income Taxes

We record income tax expense during interim periods based on our best estimate of the full year’s tax rate as adjusted for discrete items, if any, that are taken into account in the relevant interim period.  Each quarter, we update our estimate of the annual effective tax rate and any change in the estimated rate is recorded on a cumulative basis.  Our tax rate on income from continuing operations was 26.5% for the three months ended March 31, 2018, compared to 6.9% for the three months ended March 31, 2017, respectively.  The Company’s tax rate for the three months ended March 31, 2018 was higher than the statutory federal income tax rate of 21% primarily due to state income taxes, compensation limitations under the Tax Act, as well as the proportional mix of domestic and international income.  The Company’s tax rate for the three months ended March 31, 2017 was lower than the statutory federal income tax rate of 35% primarily attributable to the non-taxable nature of the BFDS exchange transaction, the adoption of new tax guidance issued for tax benefits on employee share-based transactions and benefits realized from the settlement of uncertain tax positions.

Our estimated annual effective full year 2018 tax rate will vary from the statutory federal rate primarily as a result of variances among the estimates and actual amounts of full year sources of taxable income (e.g., domestic consolidated, joint venture and/or international), the realization of tax credits (e.g., research and experimentation, foreign tax and state incentive), adjustments which may arise from the resolution of tax matters under review and our assessment of our liability for uncertain tax positions. Subsequent to the completion of the Merger we will be included in the consolidated federal income tax return of SS&C.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

10.  Equity

Earnings per share

The computation of basic and diluted earnings per share is as follows (in millions, except per share amounts):

	Three Months Ended
	March 31,
	2018	2017
Income from continuing operations attributable to DST Systems, Inc.	$61.4	$243.5
Income from discontinued operations	—	2.9
Net income attributable to DST Systems, Inc.	$61.4	$246.4

Weighted average common shares outstanding	59.4	63.1
Incremental shares from restricted stock units and stock options	0.8	0.8
Weighted average diluted shares outstanding	60.2	63.9

Basic earnings per share
Continuing operations attributable to DST Systems, Inc.	$1.03	$3.86
Discontinued operations	—	0.05
Basic earnings per share	$1.03	$3.91

Diluted earnings per share
Continuing operations attributable to DST Systems, Inc.	$1.02	$3.81
Discontinued operations	—	0.04
Diluted earnings per share	$1.02	$3.85

We had approximately 59.5 million and 63.0 million common shares outstanding at March 31, 2018 and 2017, respectively.  No shares from options to purchase common stock were excluded from the diluted earnings per share calculation because they were anti-dilutive for the three months ended March 31, 2018 and 2017.

Share-based compensation

We have share-based compensation plans covering our employees and non-employee directors.  During the three months ended March 31, 2018, we granted approximately 0.4 million restricted stock units (“RSUs”) and 0.4 million stock options. Stock options were valued based on the Black-Scholes option pricing model using the following weighted-average assumptions:

Expected term to exercise (years)	4.0
Expected volatility	24.31%
Risk-free interest rate	2.10%
Expected dividend yield	0.56%

Additionally, during the three months ended March 31, 2018, 0.2 million RSUs vested as a result of the completion of the service requirements and 0.1 million stock options were exercised.  At March 31, 2018, we had 0.7 million unvested RSUs, 0.5 million unvested PSUs and 0.9 million stock options outstanding, of which 0.4 million stock options were unvested.

We recognized share based compensation expense of $10.7 million during the three months ended March 31, 2018 as compared to $6.2 million during the three months ended March 31, 2017.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Upon consummation of the Merger, each vested stock option and vested RSU outstanding as of immediately prior to the closing of the Merger was canceled and converted into the right to receive a cash payment based on a calculation as defined in the Merger Agreement.  Each unvested stock option, unvested RSU, and unvested PSU outstanding as of immediately prior to the closing of the Merger was converted into an equity award with respect to common stock of SS&C, subject to the conversion ratios defined in the Merger Agreement.

Other comprehensive income (loss)

Accumulated other comprehensive income balances, net of tax consist of the following (in millions):

	Available-for-Sale Securities	Cash Flow Hedges	Defined Benefit Pension	Foreign Currency Translation	Accumulated Other Comprehensive Income
Balance, December 31, 2017	$0.9	$0.1	$4.1	$(3.7)	$1.4
Adoption of accounting standards	(0.9)	—	—	—	(0.9)
Balance, January 1, 2018	—	0.1	4.1	(3.7)	0.5
Net current period other comprehensive income	—	—	—	19.8	19.8
Balance, March 31, 2018	$—	$0.1	$4.1	$16.1	$20.3

Additions to and reclassifications out of accumulated other comprehensive income attributable to the Company are as follows (in millions):

	Three Months Ended
	March 31,
	2018		2017
	Pretax	Net of Tax	Pretax	Net of Tax
Available-for-sale securities
Unrealized gains (losses) on available-for-sale securities	$—	$—	$4.3	$2.8
Reclassification of gains into net earnings on available-for-sale securities (1)	—	—	(145.1)	(91.0)
Adoption of accounting standards (2)	(3.2)	(0.9)	—	—
Net change in available-for-sale securities	(3.2)	(0.9)	(140.8)	(88.2)
Cash flow hedges
Unrealized gains (losses) on cash flow hedges	(0.3)	(0.2)	—	—
Reclassification of (gains) losses into net earnings on foreign currency cash flow hedges (3)	0.2	0.2	0.3	0.2
Net change in cash flow hedges	(0.1)	—	0.3	0.2
Cumulative translation adjustments (4)
Reclassification into net earnings upon step-acquisition of foreign entities (5)	—	—	41.0	41.0
Current period translation adjustments	19.8	19.8	5.2	5.2
Net cumulative translation adjustments	19.8	19.8	46.2	46.2
Total other comprehensive income (loss)	$16.5	$18.9	$(94.3)	$(41.8)

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

_______________________________________________________________

(1)	Realized gains and losses on available-for-sale securities were recognized in Other income, net on the Condensed Consolidated Statement of Income.
(2)	Accumulated unrealized gains on available-for-sale securities were reclassified to Retained earnings as of January 1, 2018 to conform to new accounting standards.
(3)	Reclassification to net earnings of foreign currency cash flow hedges are recognized in Costs and expenses on the Condensed Consolidated Statement of Income.

(4)   Cumulative translation adjustments are inclusive of amounts derived from assets and liabilities held for sale.

(5)	Reclassification to net earnings upon step-acquisition of previously-held equity interests in foreign entities are recognized in Other income, net on the Condensed Consolidated Statement of Income.

One of our unconsolidated affiliates had an interest rate swap liability with a fair market value of $20.4 million and $25.5 million at March 31, 2018 and December 31, 2017, respectively.  The unconsolidated affiliate used inputs from quoted prices for similar assets and liabilities in active markets that are directly or indirectly observable relating to the measurement of the interest rate swap.  Our 50% proportionate share of this interest rate swap liability was $10.2 million and $12.8 million at March 31, 2018 and December 31, 2017, respectively.  We record our proportionate share of this liability in an amount not to exceed the carrying value of our investment in this unconsolidated affiliate.  Because the carrying value of this unconsolidated affiliate investment balance was insignificant at March 31, 2018 and zero at December 31, 2017, no change in the interest rate swap liability was recorded in the Condensed Consolidated Financial Statements.

Stock repurchases

On May 9, 2017, our Board of Directors authorized a new $300.0 million share repurchase plan, of which we have repurchased $150.0 million during 2017.  For the period January 1, 2018 to April 16, 2018, we did not repurchase any shares pursuant to this plan.  The plan was terminated as of April 16, 2018.

Shares received in exchange for satisfaction of the option exercise price and for tax withholding obligations arising from the exercise of options to purchase the Company’s stock or from the vesting of RSUs under our share-based compensation plans are included in common stock repurchased in the Condensed Consolidated Statement of Cash Flows.  The amount of such share receipts and withholdings for option exercises and RSUs vesting was $5.8 million and $9.5 million during the three months ended March 31, 2018 and 2017, respectively.  In addition, in connection with the non-cash acquisition of the remaining interest in BFDS, DST acquired $3.7 million of DST common stock that was held by BFDS.

Dividends

Total dividends declared and paid for the three months ended March 31, 2017 were $11.0 million. Pursuant to the Merger Agreement, we were precluded from declaring dividends as of January 11, 2018.

On May 9, 2017, our Board of Directors approved a two-for-one split of DST’s common stock.  The stock split was effected in the form of a stock dividend paid on June 8, 2017 to shareholders of record at the close of business on May 26, 2017.  In connection with the stock split, 16.5 million treasury shares were used to settle a portion of the distribution.

11.  Commitments and Contingencies

Agreements

We have letters of credit and bank guarantees of $4.8 million and $5.3 million outstanding at March 31, 2018 and December 31, 2017, respectively.  Letters of credit are secured by our debt facilities.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

In 2018, we entered into a separation agreement with each of Stephen C. Hooley, our Chairman, Chief Executive Officer and President, Randall D. Young, our Senior Vice President, General Counsel and Secretary, and Gregg Wm. Givens, our Senior Vice President, Chief Financial Officer and Treasurer, pursuant to which, upon the consummation of the Merger, each of Messrs. Hooley, Young, and Givens' employment was terminated and they received cash severance and benefits.  In addition, in lieu of conversion of unvested DST RSUs and PSUs into SS&C equity awards, such awards were converted to a right to receive a cash payment.

In the normal course of business, to facilitate transactions of services and products and other business assets, and in certain strategic transactions, we have agreed to indemnify certain parties with respect to certain matters.  We have agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, data and confidentiality obligations, intellectual property infringement or other claims made by third parties.  These agreements may limit the time period in which an indemnification claim can be made and the amount of the claim.  At March 31, 2018 and December 31, 2017, except for certain immaterial items, there were no liabilities for guarantees or indemnifications as it is not reasonably possible to estimate either the maximum potential payments or range of payments under these indemnification agreements or to determine the timing of any such payments due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.  Historically, payments made under these agreements have not had a material impact on our financial statements.

Legal Proceedings

A putative class action suit was filed against the Company, the Compensation Committee of our Board of Directors, the Advisory Committee of our 401(k) Profit Sharing Plan (the “Plan”) and certain of our present and/or former officers and directors, alleging breach of fiduciary duties and other violations of the Employee Retirement Income Security Act.  On September 1, 2017, a complaint was filed purportedly on behalf of the Plan in the Southern District of New York, captioned Ferguson, et al v. Ruane Cunniff & Goldfarb Inc., et al., naming as defendants the Company, the Compensation Committee of our Board of Directors, the Advisory Committee of the Plan and certain of our present and/or former officers and directors. We intend to defend this case vigorously, and, because it is still in its preliminary stages, we have not yet determined what effect this lawsuit will have, if any, on our financial position or results of operations.

In connection with an investigation of the Plan and the activities of its fiduciaries, the U.S. Department of Labor through its Employee Benefits Security Administration issued a letter dated February 23, 2018 stating that, based on facts gathered, it appeared that certain fiduciaries of the Plan may have breached their fiduciary obligations and violated certain provisions of the Employee Retirement Income Security Act in connection with the administration of the Plan. The letter stated that if the fiduciaries fail to take corrective action, the matter may be referred to the Office of the Solicitor of Labor for possible legal action. The letter further stated that if the fiduciaries take proper corrective action based on a settlement agreement with the Department of Labor, it will not bring a lawsuit with regard to these issues, and close its investigation without further action. We have not yet determined what effect this letter will have, if any, on our financial position or results of operations.

On September 28, 2018, a complaint was filed in the United States District Court for the Southern District of New York captioned Robert Canfield, et al. v. SS&C Technologies Holdings, Inc., et al., Case No. l 8-cv-8913, on behalf of five individual plaintiffs. The Complaint names as defendants SS&C Technologies Holdings, Inc., DST Systems, Inc., The Advisory Committee of the DST Systems, Inc. 401 (k) Profit Sharing Plan, The Compensation Committee of the Board of Directors of DST Systems, Inc., and Ruane, Cuniff & Goldfarb, Inc. The underlying claim is the same as in the above-described Ferguson matter, with the exception that it is an individual action and not a putative class action.  We have not yet determined what effect this letter will have, if any, on our financial position or results of operations.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

DST, the Advisory Committee of the Plan, and the Compensation Committee of DST's Board of Directors have been named in 253 substantially similar individual demands for arbitration through September 30, 2018, by former and current DST employees demanding arbitration under the DST Employee Arbitration Program and Agreement. The underlying claim in each is the same as in the above-described Ferguson matter, with the exception that each is an individual claim and not a putative class action.  On August 6, 2018, the parties jointly submitted 11 of the demands for arbitration to the American Arbitration Association. The remaining demands for arbitration have not yet been submitted.  We have not yet determined what effect this letter will have, if any, on our financial position or results of operations.

We are involved in various other legal proceedings arising in the normal course of our businesses.  At this time, we do not believe any material losses under these claims to be probable or estimable.  While the ultimate outcome of these other legal proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with legal counsel, that the final outcome in such proceedings, in the aggregate, would not have a material adverse effect on our financial statements.

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

12.  Segment Information

We present our businesses as three reportable operating segments, Domestic Financial Services, International Financial Services and Healthcare Services.  We evaluate the performance of our operating segments based on income before interest expense, income taxes and non-controlling interest.  Intersegment revenues are reflected at rates determined by us and may not be reflective of market rates.

Summarized financial information concerning our segments is shown in the following tables (in millions):

	Three Months Ended March 31, 2018
	Domestic Financial Services	International Financial Services	Healthcare Services	Elimination Adjustments	Consolidated Total
Operating revenues	$291.0	$146.8	$100.4	$—	$538.2
Intersegment operating revenues	13.5	0.1	—	(13.6)	—
Out-of-pocket reimbursements	31.1	4.6	1.6	(0.1)	37.2
Total revenues	335.6	151.5	102.0	(13.7)	575.4

Costs and expenses	273.1	123.6	81.6	(13.7)	464.6
Depreciation and amortization	20.9	8.3	2.2	—	31.4
Operating income	41.6	19.6	18.2	—	79.4

Other income (loss), net	11.4	(3.8)	—	—	7.6
Equity in earnings of unconsolidated affiliates	1.8	2.1	0.1	—	4.0

Earnings from continuing operations before interest and income taxes	$54.8	$17.9	$18.3	$—	$91.0

	Three Months Ended March 31, 2017
	Domestic Financial Services	International Financial Services	Healthcare Services	Elimination Adjustments	Consolidated Total
Operating revenues	$239.4	$32.7	$107.7	$—	$379.8
Intersegment operating revenues	14.6	0.1	—	(14.7)	—
Out-of-pocket reimbursements	23.9	0.2	1.8	(0.2)	25.7
Total revenues	277.9	33.0	109.5	(14.9)	405.5

Costs and expenses	220.8	32.6	87.9	(14.9)	326.4
Depreciation and amortization	18.9	1.0	3.3	—	23.2
Operating income (loss)	38.2	(0.6)	18.3	—	55.9

Other income (loss), net	203.7	(10.8)	0.1	—	193.0
Equity in earnings of unconsolidated affiliates	6.2	12.9	0.1	—	19.2

Earnings from continuing operations before interest, income taxes and non-controlling interest	$248.1	$1.5	$18.5	$—	$268.1

DST Systems, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

(unaudited)

Earnings from continuing operations before interest, income taxes and non-controlling interest in the segment reporting information above less interest expense of $7.5 million and $5.9 million for the three months ended March 31, 2018 and 2017, respectively, is equal to our income from continuing operations before income taxes and non-controlling interest on a consolidated basis for the corresponding periods.